Exhibit 10.26

AMERICAN HOMES 4 RENT
2012 EQUITY INCENTIVE PLAN
(AS AMENDED AND RESTATED FEBRUARY 23, 2017)

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AMERICAN HOMES 4 RENT
2012 EQUITY INCENTIVE PLAN
(AS AMENDED AND RESTATED FEBRUARY 23, 2017)
1. PURPOSE
The Plan is intended to (a) provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its shareholders and other important stakeholders, including its employees and customers, and (b) provide a means of obtaining, rewarding and retaining key personnel. To this end, the Plan provides for the grant of awards of share options, share appreciation rights, restricted shares, restricted share units, deferred share units, unrestricted shares, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, LTIP units and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward the holders of such awards for the achievement of performance goals in accordance with the terms of the Plan. Share options granted under the Plan may be nonqualified share options or incentive share options, as provided in the Plan.
2. DEFINITIONS
For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions will apply:
2.1 “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.
2.2 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents therein and (b) the rules of any Stock Exchange on which the Common Shares are listed.
2.3 “Award” means a grant under the Plan of an Option, a Share Appreciation Right, Restricted Shares, a Restricted Share Unit, a Deferred Share Unit, Unrestricted Shares, a Dividend Equivalent Right, a Performance Share or other Performance-Based Award, an LTIP Unit, an Other Equity-Based Award or cash.
2.4 “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.
2.5 “Award Shares” will have the meaning set forth in Section 17.3(a)(ii).
2.6 “Benefit Arrangement” will have the meaning set forth in Section 15.
2.7 “Board” means the Board of Trustees of the Company.
2.8 “Cause” means, with respect to any Grantee, as determined by the Committee and unless otherwise provided in an applicable agreement between such Grantee and the Company or an Affiliate, (a) gross negligence or willful misconduct in connection with the performance of duties; (b) conviction of a criminal offense (other than minor traffic offenses); or (c) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreement, if any, between such Grantee and the Company or an Affiliate. Any determination by the Committee whether an event constituting Cause has occurred will be final, binding and conclusive.
2.9 “Change in Control” means, with respect to an Award, unless otherwise provided in the Award Agreement between such Grantee and the Company or an Affiliate, the occurrence, in a single transaction or in a series of related transactions, of any of the following:
(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or any Affiliate, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;
(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), or (d) of this Section 2.9 or a trustee whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds of the trustees then still in office who either were trustees at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided that, a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 2.9(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities will not constitute a Change in Control; or
(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.
2.10 “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section will be deemed to include, as applicable, regulations promulgated under such Code Section.

2.11 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which will be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).
2.12 “Common Shares” means the Class A common shares of beneficial interest, par value $0.01 per share, of the Company, or any security that Common Shares may be changed into or for which Common Shares may be exchanged as provided in Section 17.1.
2.13 “Company” means American Homes 4 Rent, a Maryland real estate investment trust.
2.14 “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Code Section 162(m)(3).
2.15 “Deferred Share Unit” means a Restricted Share Unit, the terms of which provide for delivery of the underlying Common Shares subsequent to the date of vesting, at a time or times consistent with the requirements of Code Section 409A.
2.16 “Determination Date” means the Grant Date or such other date as of which the Fair Market Value of a Common Share is required to be established for purposes of the Plan.
2.17 “Disability” means the inability of a Grantee to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months; provided that, with respect to rules regarding expiration of an Incentive Share Option following termination of a Grantee’s Service, Disability will mean the inability of such Grantee to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months.
2.18 “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 13, to receive cash, Common Shares, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of Common Shares.
2.19 “Effective Date” means November 19, 2012, the date on which the Plan was approved by the Board and the Company’s shareholder. The Board amended and restated the Plan on June 6, 2013 and the Company’s shareholders approved such amendment and restatement on July 16, 2013. The Board also approved certain additional amendments to the Plan on July 17, 2013 and on February 23, 2017. With respect to the amended and restatement of the Plan, the Effective Date will mean February 23, 2017, the date this amended and restatement of the Plan was approved by the Board.
2.20 “Employee” means, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.
2.21 “Equity Units” means all outstanding Common Shares plus the total number of Common Shares that may at any time be issued in respect of any outstanding securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares (including any securities the exchange of which may alternatively be settled in cash or other securities rather than Common Shares).
2.22 “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.

2.23    “Fair Market Value” means the fair market value of a Common Share for purposes of the Plan, which will be determined as of any Determination Date as follows:
(a) If on such Determination Date the Common Shares are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a Common Share will be the closing price of the Common Share on such Determination Date as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee will designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Determination Date, the Fair Market Value of a Common Share will be the closing price of the Common Share on the immediately preceding day on which any sale of Common Share will have been reported on such Stock Exchange or such Securities Market.
(b) If on such Determination Date the Common Shares are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a Common Share will be the value of the Common Share on such Determination Date as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.
Notwithstanding this Section 2.23 or Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 18.3, the Fair Market Value will be determined by the Company using any reasonable method; provided, however, that for any Common Shares subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares will be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).
2.24 “Family Member” means, with respect to any Grantee as of any date of determination, (a) a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than 50% of the beneficial interest, (d) a foundation in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than 50% of the voting interests.
2.25 “Grant Date” means, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 (e.g., in the case of a new hire, the first date on which such new hire performs any Service), or (c) such subsequent date specified by the Committee in the corporate action approving the Award.
2.26 “Grantee” means a person who receives or holds an Award under the Plan.
2.27 “Incentive Share Option” means an “incentive share option” within the meaning of Code Section 422, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.28 “LTIP Units” means, to the extent authorized by the Partnership Agreement (as an “LTIP Unit”), a unit of the Partnership that is granted pursuant to Section 11.2.2 and is intended to constitute a “profits interest” within the meaning of the Code.
2.29 “Nonqualified Share Option” means an Option that is not an Incentive Share Option.
2.30 “Option” means an option to purchase one or more Common Shares pursuant to the Plan.
2.31 “Option Price” means the exercise price for each Common Share subject to an Option.
2.32 “Other Agreement” will have the meaning set forth in Section 15.
2.33 “Other Equity-Based Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares, other than an Option, a Share Appreciation Right, Restricted Shares, a Restricted Share Unit, a Deferred Share Unit, Unrestricted Shares, a Dividend Equivalent Right, a Performance Share or an LTIP Unit.
2.34 “Outside Trustee” means a member of the Board who is not an Employee.
2.35 “Parachute Payment” will have the meaning set forth in Section 15(a).
2.36 “Partnership” means American Homes 4 Rent, L.P., a Delaware limited partnership.
2.37 “Partnership Agreement” means the Agreement of Limited Partnership of American Homes 4 Rent, L.P., as amended from time to time.
2.38 “Performance-Based Award” means an Award of an Option, a Share Appreciation Right, Restricted Shares, Restricted Share Units, Deferred Share Units, Performance Shares, an Other Equity-Based Award or cash made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period specified by the Committee.
2.39 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for “qualified performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan will be construed to mean that an Award that does not satisfy the requirements for “qualified performance-based compensation” within the meaning of and pursuant to Code Section 162(m) does not constitute performance-based compensation for other purposes, including the purposes of Code Section 409A.
2.40 “Performance Measures” means measures as specified in Section 14.6.4 on which the performance goals under Performance-Based Awards are based and that are approved by the Company’s shareholders pursuant to, and to the extent required by, the Plan to qualify such Performance-Based Awards as Performance-Based Compensation.
2.41 “Performance Period” means the period of time during which the performance goals under Performance-Based Awards must be met to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.
2.42 “Performance Shares” means a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares, made subject to the achievement of performance goals (as provided in Section 14) over a Performance Period of up to ten years.
2.43 “Plan” means this American Homes 4 Rent 2012 Equity Incentive Plan, as amended and restated June 6, 2013, as amended from time to time.
2.44 “Restricted Period” will have the meaning set forth in Section 10.2.
2.45 “Restricted Shares” means Common Shares awarded to a Grantee pursuant to Section 10.
2.46 “Restricted Share Unit” means a bookkeeping entry representing the equivalent of one Common Share awarded to a Grantee pursuant to Section 10.
2.47 “SAR Price” will have the meaning set forth in Section 9.1.
2.48 “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.
2.49 “Service” means service qualifying a Grantee as a Service Provider to the Company or an Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties will not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, any determination by the Committee whether a termination of Service will have occurred for purposes of the Plan will be final, binding and conclusive. If a Service Provider’s employment or other service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service will be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other service relationship to the Company or any other Affiliate.
2.50 “Service Provider” means an Employee, officer, trustee, director of the Company or an Affiliate, or any other service provider to the Company or an Affiliate (including a consultant or advisor) who is a natural person, provided such person is currently providing direct services to the Company or an Affiliate.
2.51 “Share Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.
2.52 “Stock Exchange” means the New York Stock Exchange or another established national or regional stock exchange.
2.53 “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of shares, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the trustees, directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to U.S. generally accepted accounting principles, and (b) in the case of an Award of an Option or a Share Appreciation Right, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A.
2.54 “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

2.55 “Ten Percent Shareholder” means a natural person who owns more than ten percent of the total combined voting power of all classes of outstanding voting securities of the Company, the Company’s parent (if any) or any of the Company’s Subsidiaries. In determining share ownership, the attribution rules of Code Section 424(d) will be applied.
2.56 “Unrestricted Shares” will have the meaning set forth in Section 11.

3. ADMINISTRATION OF THE PLAN

3.1	Committee.

3.1.1	Powers and Authorities.
The Committee will administer the Plan and will have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee will have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and will have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations will be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee will have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee will be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.
In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.
Notwithstanding any provision of the Plan to the contrary, the Committee will not take any action or grant any Awards under the Plan that could cause the Company to fail to qualify as a real estate investment trust for federal income tax purposes.

3.1.2	Composition of Committee.
The Committee will be a committee composed of not fewer than two trustees of the Company designated by the Board to administer the Plan. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, each member of the Committee will be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Code Section 162(m)(4)(C)(i) and, for so long as the Common Shares are listed on the New York Stock

Exchange, an “independent director” within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual, as applicable; provided that any action taken by the Committee will be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.

3.1.3	Other Committees.
The Board also may appoint one or more committees of the Board, each composed of one or more trustees of the Company who need not be Outside Trustees, which committee may administer the Plan with respect to Grantees who are not “officers” as defined in Rule 16a-1(f) under the Exchange Act or trustees of the Company, may grant Awards under the Plan to such Grantees, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act, Code Section 162(m) and, for so long as the Common Shares are listed on the New York Stock Exchange, the rules of such Stock Exchange.

3.1.4	Delegation by Committee.
To the extent permitted by Applicable Laws, the Committee may by resolution delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder (a) to make Awards to trustees of the Company, (b) to make Awards to Employees who are (i) “officers” as defined in Rule 16a-1(f) under the Exchange Act, (ii) Covered Employees or (iii) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1.4, or (c) to interpret the Plan or any Award. Any delegation hereunder will be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1.4 will serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” will, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.

3.2	Board.
The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board will determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

3.3	Terms of Awards.

3.3.1	Committee Authority.
Subject to the other terms and conditions of the Plan, the Committee will have full and final authority to:
(a) designate Grantees;
(b) determine the type or types of Awards to be made to a Grantee;
(c) determine the number of Common Shares to be subject to an Award;
(d) establish the terms and conditions of each Award (including the Option Price of any Option or the purchase price for Restricted Shares), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the Common Shares subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Share Options;
(e) prescribe the form of each Award Agreement evidencing an Award; and
(f) subject to the limitation on repricing in Section 3.4, amend, modify or supplement the terms of any outstanding Award, which authority will include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award will, without the consent of the Grantee thereof, impair such Grantee’s rights under such Award; provided, further, that any amendment, modification or supplement to the terms of an outstanding Award, occurring on or after February 23, 2017, relating to vesting of the Award or the satisfaction or lapse of conditions under an Award inconsistent with the limitations set forth in Section 6.4 shall be permitted so long as the Common Shares underlying all Awards subject to such vesting or satisfaction and/or lapse of conditions in such other circumstances shall not exceed the Five Percent (5%) Share Amount (defined below).

3.3.2	Forfeiture; Recoupment.
The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or an Affiliate, (d) confidentiality obligation with respect to the Company or an Affiliate, (e) Company policy or procedure, (f) other agreement, or (g) any other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. The Committee may annul an outstanding Award if the Grantee is an Employee of the Company or an Affiliate and is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or such Affiliate and the Grantee, as applicable.
Any Award granted pursuant to the Plan will be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Law, rule or regulation, or otherwise, or (b) any law, rule or regulation that imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

3.4	Repricing.
(a) During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, except in connection with a corporate transaction involving the Company (including, without limitation, any share dividend, distribution (whether in the form of cash, Common Shares, other securities or other property), share split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities or similar transaction), the Company may not, without obtaining shareholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or the strike price of such outstanding SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an exercise price or strike price, as applicable, that is less than the exercise price or strike price, as applicable, of the original Options or SARs; (c) cancel outstanding Options or SARs with an exercise price or strike price, as applicable, above the current share price in exchange for cash or other securities; or (d) take any other action that is treated as a repricing under U.S. generally accepted accounting principles.
(b) During any time when the Company does not have a class of equity security registered under Section 12 of the Exchange Act, the Company may, with the consent of any adversely affected Grantee: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or the strike price of such outstanding SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an exercise price or strike price, as applicable, that is less than the exercise price or strike price, as applicable, of the original Options or SARs; (c) cancel outstanding Options or SARs with an exercise price or strike price, as applicable, above the current share price in exchange for cash or other securities; or (d) take any other action that is treated as a repricing under U.S. generally accepted accounting principles.

3.5	Deferral Arrangement.
The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Deferred Share Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals will be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a “separation from service” (as defined for purposes of Code Section 409A) occurs.

3.6	No Liability.
No member of the Board or the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7	Registration; Share Certificates.
Notwithstanding any provision of the Plan to the contrary, the ownership of the Common Shares issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4. COMMON SHARES SUBJECT TO THE PLAN

4.1	Number of Common Shares Available for Awards.
Subject to such additional Common Shares as will be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 16, the maximum number of Common Shares available for issuance under the Plan will be equal to 6,000,000 Common Shares; provided, however, that the total number of Common Shares available for issuance under the Plan from inception of the Plan shall decrease to 1,500,000 Common Shares unless on or prior to December 31, 2013 the Company shall have outstanding a total of at least 200,000,000 Equity Units. Such Common Shares may be authorized and unissued Common Shares or treasury Common Shares or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the Common Shares available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the Common Shares available for issuance under the Plan will be available for issuance pursuant to Incentive Share Options.

4.2	Adjustments in Authorized Common Shares.
In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee will have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of Common Shares available for issuance under the Plan pursuant to Section 4.1 will be increased by the number of Common Shares subject to any such assumed Awards and substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and will not reduce the number of Common Shares otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Common Shares are listed.

4.3        Share Usage.
(a) Common Shares subject to an Award will be counted as used as of the Grant Date.
(b) Any Common Shares that are subject to Awards, including Common Shares acquired through dividend reinvestment pursuant to Section 10.4, will be counted against the share issuance limit set forth in Section 4.1 as one Common Share for every one Common Share subject to such Award. Any Common Shares that are subject to an Award of a SAR will be counted against the share issuance limit set forth in Section 4.1 as one Common Share for every one Common Share subject to such Award regardless of the number of Common Shares actually issued to settle such SARs upon the exercise thereof. The target number of shares issuable under a Performance Share grant will be counted against the share issuance limit set forth in Section

4.1 as of the Grant Date, but such number will be adjusted to equal the actual number of shares issued upon settlement of the Performance Shares to the extent different from such target number of shares.
(c) Notwithstanding anything to the contrary in Section 4.1, any Common Shares related to Awards under the Plan that thereafter terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares will be available again for issuance under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1. Common Shares tendered or withheld or subject to an Award other than an Option or SAR surrendered in connection with the purchase of Common Shares or deducted or delivered from payment of an Award other than an Option or SAR in connection with the Company’s tax withholding obligations as provided in Section 18.3 will be available again for issuance under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1.
(d) The number of Common Shares available for issuance under the Plan will not be increased by the number of Common Shares (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of Common Shares upon exercise of an Option as provided in Section 12.2, (ii) deducted or delivered from payment of an Award of an Option or SAR in connection with the Company’s tax withholding obligations as provided in Section 18.3 or (iii) purchased by the Company with proceeds from Option exercises.
5. EFFECTIVE DATE; TERM; AMENDMENT AND TERMINATION

5.1	Effective Date.
The Plan will be effective as of the Effective Date.

5.2	Term.
The Plan will terminate automatically ten years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3	Amendment and Termination.
The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any Common Shares as to which Awards have not been made. The effectiveness of any amendment to the Plan will be contingent on approval of such amendment by the Company’s shareholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Common Shares are then listed), provided that no amendment will be made to the no-repricing provisions of Section 3.4 or the Option pricing provisions of Section 8.1 without the approval of the Company’s shareholders. No amendment, suspension or termination of the Plan will impair rights or obligations under any outstanding Award made under the Plan without the Grantee’s consent.

6. AWARD ELIGIBILITY AND LIMITATIONS

6.1	Eligible Grantees.

Subject to this Section 6, Awards may be made under the Plan to (i) any Service Provider, as the Committee will determine and designate from time to time and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2	Limitation on Common Shares Subject to Awards and Cash Awards.

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act and provided that the Company is subject to Code Section 162(m):

(a) the maximum number of Common Shares subject to Options or SARs that may be granted under the Plan in a calendar year to any person eligible for an Award under Section 6 is 750,000 Common Shares;

(b) the maximum number of Common Shares that may be granted under the Plan other than pursuant to Options or SARs in a calendar year to any person eligible for an Award under Section 6 is 750,000 Common Shares; and

(c) the maximum amount that may be paid as a cash-settled Performance-Based Award for a Performance Period of 12 months or less to any person eligible for an Award under Section 6 will be $5 million and the maximum amount that may be paid as a cash-settled Performance-Based Award for a Performance Period of greater than 12 months to any person eligible for an Award under Section 6 will be $7.5 million.

The limitations in this Section 6.2 are subject to adjustment as provided in Section 17.

6.3	Stand-Alone, Additional, Tandem and Substitute Awards.
Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, or (c) any other right of a Grantee to receive payment from the Company or an Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee will require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or an Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a Common Share on the original Grant Date; provided that such Option Price or SAR Price is determined in accordance with the principles of Code Section 424 for any Incentive Share Option and consistent with Code Section 409A for any other Option or SAR.

6.4    Minimum Vesting Requirement

Except with respect to a maximum of five percent (5%) of the number of Common Shares available for issuance under the Plan, with respect to Awards made on or after February 23, 2017, (a) any such Award (other than Substitute Awards) that vests on the basis of the Grantee’s continued Service shall not provide for vesting which is any more rapid than vesting on the one (1) year anniversary of the Grant Date, and (b) any such Award (other than Substitute Awards) that vests upon the attainment of Performance Measures shall provide for a Performance Period of at least twelve (12) months. Notwithstanding the preceding, the Committee may provide for the earlier vesting, exercisability, and/or settlement under any such Award (i) in the event of the Grantee’s death or Disability or (ii) in connection with a Change in Control. The foregoing five percent (5%) limit (the “Five Percent (5%) Share Amount”) shall be subject to adjustment consistent with the adjustment provisions of Section 17 and the share usage rules of Section 4.3.

7. AWARD AGREEMENT
Each Award granted pursuant to the Plan will be evidenced by an Award Agreement, which will be in such form or forms as the Committee will from time to time determine. Award Agreements utilized under the Plan from time to time or at the same time need not contain similar provisions, but will be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of an Option will specify whether the Option is intended to be a Nonqualified Share Option or an Incentive Share Option, and, in the absence of such specification, the Option will be deemed to constitute Nonqualified Share Options.

8. TERMS AND CONDITIONS OF OPTIONS

8.1	Option Price.
The Option Price of each Option will be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option will be at least the Fair Market Value of one Common Share on the Grant Date; provided that in the event that a Grantee is a Ten Percent Shareholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Share Option will be not less than 110% of the Fair Market Value of one Common Share on the Grant Date. In no case will the Option Price of any Option be less than the par value of a Common Share.

8.2	Vesting.
Subject to Sections 6.4, 8.3 and 17.3, each Option granted under the Plan will become exercisable at such times and under such conditions as will be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee or otherwise in writing, provided that no Option will be granted to persons who are entitled to overtime under Applicable Laws, that will vest or be exercisable within a six-month period starting on the Grant Date.

8.3	Term.
Each Option granted under the Plan will terminate, and all rights to purchase Common Shares thereunder will cease, upon the expiration of ten years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided that in the event that the Grantee is a Ten Percent

Shareholder, an Option granted to such Grantee that is intended to be an Incentive Share Option will not be exercisable after the expiration of five years from its Grant Date; and provided further, that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural person who is employed outside the United States, such Option may terminate, and all rights to purchase Common Shares thereunder may cease, upon the expiration of such period longer than ten years from the Grant Date of such Option as the Committee will determine. If on the day preceding the date on which a Grantee’s Options would otherwise terminate, the Fair Market Value of Common Shares underlying a Grantee’s Options is greater than the Option Price for such Options, the Company will, prior to the termination of such Options and without any action being taken on the part of the Grantee, consider such Options to have been exercised by the Grantee. The Company will deduct from the Common Shares deliverable to the Grantee upon such exercise the number of Common Shares necessary to satisfy payment of the Option Price and all withholding obligations.

8.4	Termination of Service.
Each Award Agreement with respect to the grant of an Option will set forth the extent to which the Grantee thereof, if at all, will have the right to exercise such Option following termination of such Grantee’s Service. Such provisions will be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5	Limitations on Exercise of Option.
Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 17 that results in the termination of such Option.

8.6	Method of Exercise.
Subject to the terms of Section 12 and Section 18.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent a notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. The notice of exercise will specify the number of Common Shares with respect to which such Option is being exercised and will be accompanied by payment in full of the Option Price of the Common Shares for which such Option is being exercised plus the amount (if any) of federal and/or other taxes that the Company may, in its discretion, be required to withhold with respect to the exercise of such Option.

8.7	Rights of Holders of Options.
Unless otherwise stated in the applicable Award Agreement, a Grantee or other person holding or exercising an Option will have none of the rights of a shareholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the Common Shares subject to such Option, to direct the voting of the Common Shares subject to such Option, or to receive notice of any meeting of the Company’s shareholders) until the Common Shares subject thereto are fully paid and issued to such

Grantee or other person. Except as provided in Section 17, no adjustment will be made for dividends, distributions or other rights with respect to any Common Shares subject to an Option for which the record date is prior to the date of issuance of such Common Shares.

8.8	Delivery of Common Shares.
Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee will be entitled to receive such evidence of such Grantee’s ownership of the Common Shares subject to such Option as will be consistent with Section 3.7.

8.9	Transferability of Options.
Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option will be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10	Family Transfers.
If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option that is not an Incentive Share Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer that is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option will continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the Common Shares acquired pursuant to such Option will be subject to the same restrictions with respect to transfers of such Common Shares as would have applied to the Grantee thereof. Subsequent transfers of transferred Options will be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service will continue to be applied with respect to the original Grantee of the Option, following which such Option will be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11	Limitations on Incentive Share Options.
An Option will constitute an Incentive Share Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the Common Shares with respect to which all Incentive Share Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. Except to the extent provided in the regulations under Code Section 422, this limitation will be applied by taking Options into account in the order in which they were granted.

8.12	Notice of Disqualifying Disposition.
If any Grantee makes any disposition of Common Shares issued pursuant to the exercise of an Incentive Share Option under the circumstances provided in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee will notify the Company of such disposition within ten days thereof.

9. TERMS AND CONDITIONS OF SHARE APPRECIATION RIGHTS

9.1	Right to Payment and Grant Price.
A SAR will confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one Common Share on the date of exercise and (b) the per share strike price of such SAR (the “SAR Price”) as determined by the Committee. The Award Agreement for a SAR will specify the SAR Price, which will be no less than the Fair Market Value of one Common Share on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one Common Share on the Grant Date of such SAR.

9.2	Other Terms.
The Committee will determine on the Grant Date or thereafter, subject to Section 6.4, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs will cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Common Shares will be delivered or deemed to be delivered to Grantees, whether or not a SAR will be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR.

9.3	Term.
Each SAR granted under the Plan will terminate, and all rights thereunder will cease, upon the expiration of ten years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR. If on the day preceding the date on which a Grantee’s SAR would otherwise terminate, the Fair Market Value of Common Shares underlying a Grantee’s SAR is greater than the SAR Exercise Price, the Company will, prior to the termination of such SAR and without any action being taken on the part of the Grantee, consider such SAR to have been exercised by the Grantee.

9.4	Transferability of SARS.
Except as provided in Section 9.5, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative)

may exercise such SAR. Except as provided in Section 9.5, no SAR will be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5	Family Transfers.
If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a transfer “not for value” is a transfer that is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.5, any such SAR will continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer, and Common Shares acquired pursuant to a SAR will be subject to the same restrictions on transfers of such Common Shares as would have applied to the Grantee or such SAR. Subsequent transfers of transferred SARs will be prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10. TERMS AND CONDITIONS OF RESTRICTED SHARES, RESTRICTED SHARE UNITS AND DEFERRED SHARE UNITS

10.1	Grant of Restricted Shares, Restricted Share Units and Deferred Share Units.
Awards of Restricted Shares, Restricted Share Units and Deferred Share Units may be made for consideration or for no consideration, other than the par value of the Common Shares, which will be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2	Restrictions.
At the time a grant of Restricted Shares, Restricted Share Units or Deferred Share Units is made, the Committee may, in its sole discretion, subject to Section 6.4, (a) establish a period of time (a “Restricted Period”) applicable to such Restricted Shares, Restricted Share Units or Deferred Share Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Award of Restricted Shares, Restricted Share Units or Deferred Share Units as provided in Section 14. Awards of Restricted Shares, Restricted Share Units and Deferred Share Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3	Registration; Restricted Share Certificates.
Pursuant to Section 3.7, to the extent that ownership of Restricted Shares is evidenced by a book-entry registration or direct registration (including transaction advices), such registration will be notated to evidence the restrictions imposed on such Award of Restricted Shares under the Plan and the applicable Award Agreement. Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Shares have been granted, share certificates representing the total number of Restricted Shares granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Shares. The Committee may provide in an Award Agreement with respect to an Award of Restricted Shares that either (a) the Secretary of the Company will hold such share certificates for such Grantee’s benefit until such time as such Restricted Shares are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee will deliver a share power to the Company with respect to each share certificate, or (b) such share certificates will be delivered to such Grantee, provided that such share certificates will bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Shares under the Plan and such Award Agreement.

10.4	Rights of Holders of Restricted Shares.
Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Shares will have the right to vote such Restricted Shares and the right to receive any dividends declared or paid with respect to such Restricted Shares. The Committee may provide that any dividends paid on Restricted Shares must be reinvested in Common Shares, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Shares. Dividends paid on Restricted Shares that vest or are earned based upon the achievement of performance goals will not vest unless such performance goals for such Restricted Shares are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Shares will promptly forfeit and repay to the Company such dividend payments, if permissible under Applicable Law. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, in no event may a Grantee file an election pursuant to Section 83(b) of the Code with respect to Restricted Shares. All share distributions, if any, received by a Grantee with respect to Restricted Shares as a result of any share split, share dividend, combination of shares, or other similar transaction will be subject to the vesting conditions and restrictions applicable to such Restricted Shares.

10.5	Rights of Holders of Restricted Share Units and Deferred Share Units.

10.5.1	Voting and Dividend Rights.
Holders of Restricted Share Units and Deferred Share Units will have no rights as shareholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the Common Shares subject to such Restricted Share Units and Deferred Share Units, to direct the voting of the Common Shares subject to such Restricted Share Units and Deferred Share Units, or to receive notice of any meeting of the Company’s shareholders). The Committee may provide in an Award Agreement evidencing a grant of Restricted Share Units or Deferred Share Units that the holder of such Restricted Share Units or Deferred Share Units will be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Common Shares, a cash payment for each such Restricted Share Unit or Deferred Share Unit that is equal to the per-share dividend paid on such Common Shares. Dividends paid on Restricted Share Units and Deferred Share Units that vest or are earned based upon the achievement of performance goals will not vest unless such performance goals for such Restricted Share Units or Deferred Share Units are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Share Units or Deferred Share Units will promptly forfeit and repay to the Company such dividend payments, if permissible under Applicable Law. Such Award Agreement also may provide that such cash payment will be deemed reinvested in additional Restricted Share Units or Deferred Share Units at a price per unit equal to the Fair Market Value of a Common Share on the date on which such cash dividend is paid. Such cash payments paid in connection with Restricted Share Units or Deferred Share Units that vest or are earned based upon the achievement of performance goals will not vest unless such performance goals for such Restricted Share Units or Deferred Share Units are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Share Units or Deferred Share Units will promptly forfeit and repay to the Company such cash payments, if permissible under Applicable Law.

10.5.2	Creditor’s Rights.
A holder of Restricted Share Units or Deferred Share Units will have no rights other than those of a general unsecured creditor of the Company. Restricted Share Units and Deferred Share Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6	Termination of Service.
Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Shares, Restricted Share Units or Deferred Share Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited. Upon forfeiture of such Restricted Shares, Restricted Share Units or Deferred Share Units, the Grantee thereof will have no further rights with respect thereto, including any right to vote such Restricted Shares or any right to receive dividends with respect to such Restricted Shares, Restricted Share Units or Deferred Share Units.

10.7	Purchase of Restricted Shares and Common Shares Subject to Restricted Share Units and Deferred Share Units.
The Grantee of an Award of Restricted Shares, vested Restricted Share Units or vested Deferred Share Units will be required, to the extent required by Applicable Laws, to purchase such Restricted Share or the Common Shares subject to such vested Restricted Share Units or Deferred Share Units from the Company at a purchase price equal to the greater of (x) the aggregate par value of the Common Shares represented by such Restricted Shares or such vested Restricted Share Units or Deferred Share Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Shares or such vested Restricted Share Units or Deferred Share Units. Such purchase price will be payable in a form provided in Section 12 or, in the sole discretion of the Committee, in consideration for Service rendered or to be rendered to the Company or an Affiliate.

10.8	Delivery of Common Shares.
Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including but not limited to any delayed delivery period, the restrictions applicable to Restricted Shares, Restricted Share Units or Deferred Share Units settled in Common Shares will lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a share certificate evidencing ownership of such Common Shares will, consistent with Section 3.7, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, will have any further rights with regard to a Restricted Share Unit or Deferred Share Unit once the Common Shares represented by such Restricted Share Unit or Deferred Share Unit have been delivered in accordance with this Section 10.8.

11. TERMS AND CONDITIONS OF UNRESTRICTED SHARE AWARDS AND OTHER AWARDS

11.1	Unrestricted Share Awards.

The Committee may, in its sole discretion, grant (or sell at the par value of a Common Share or at such other higher purchase price as will be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive Common Shares free of any restrictions (“Unrestricted Shares”) under the Plan, which Award, if made on or after February 23, 2017, shall be deducted from the Five Percent (5%) Share Amount. Unrestricted Shares may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service, to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

11.2	Other Awards.

11.2.1	Other Equity-Based Awards.
The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 11.2.1 may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals. The Committee will determine the terms and conditions of Other Equity-Based Awards at the Grant Date or thereafter. Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, will immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof will have no further rights with respect to such Other Equity-Based Award.

11.2.2	LTIP Units.
The Committee may, in its sole discretion, grant Awards in the form of LTIP Units in such amount and subject to such terms and conditions as determined by the Committee; provided, however, that LTIP Units may be issued only to a Grantee for the performance of Services to or for the benefit of the Partnership (a) in the Grantee’s capacity as a partner of the Partnership, (b) in anticipation of the Grantee becoming a partner of the Partnership, or (c) as otherwise determined by the Committee; provided further, that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Committee will determine the conditions and dates upon which the LTIP Units will vest and become nonforfeitable. LTIP Units will be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Committee imposes. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Holders of Class A Units (as defined in the Partnership Agreement) acquired from LTIP Units granted under the Plan, to the extent vested and permitted to pursuant to the Partnership Agreement, may elect to convert each such Class A Unit to one Common Share in accordance with the terms of the Partnership Agreement.

12. FORM OF PAYMENT FOR OPTIONS AND RESTRICTED SHARES

12.1	General Rule.
Payment of the Option Price for the Common Shares purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Shares will be made in cash or in cash equivalents acceptable to the Company.

12.2	Surrender of Common Shares.
To the extent that the applicable Award Agreement so provides, payment of the Option Price for Common Shares purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Shares may be made all or in part through the tender or attestation to the Company of Common Shares, which will be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

12.3	Cashless Exercise.
To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for Common Shares purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Common Shares and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 18.3, or, with the consent of the Company, by issuing the number of Common Shares equal in value to the difference between such Option Price and the Fair Market Value of the Common Shares subject to the portion of such Option being exercised.

12.4	Other Forms of Payment.
To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for Common Shares purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Shares may be made in any other form that is consistent with Applicable Laws, including (a) Service by the Grantee thereof to the Company or an Affiliate and (b) by withholding Common Shares that would otherwise vest or be issuable in an amount equal to the Option Price or purchase price and the required tax withholding amount.

13. TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1	Dividend Equivalent Rights.
A Dividend Equivalent Right is an Award entitling the Grantee thereof to receive credits based on cash distributions that would have been paid on the Common Shares specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such Common Shares had been issued to and held by the recipient of such Dividend Equivalent Right as of the record date. A Dividend Equivalent Right may be granted hereunder to any Grantee, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of an Option or a SAR. The terms and conditions of Dividend Equivalent Rights will be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional Common Shares, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment will be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or Common Shares or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right will expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions that are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award that vests or is earned based upon the achievement of performance goals will not vest unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights will promptly forfeit and repay to the Company payments made in connection with such Dividend Equivalent Rights, if permissible under Applicable Law.

13.2	Termination of Service.
Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights will automatically terminate upon such Grantee’s termination of Service for any reason.

14. TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS

14.1	Grant of Performance-Based Awards.
Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards to a Plan participant in such amounts and upon such terms as the Committee will determine.

14.2	Value of Performance-Based Awards.
Each grant of a Performance-Based Award will have an actual or target number of Common Shares or initial value that is established by the Committee at the time of grant. The Committee will set performance goals in its discretion that, depending on the extent to which they are achieved, will determine the value and/

or number of Common Shares subject to a Performance-Based Award that will be paid out to the Grantee thereof.

14.3	Earning of Performance-Based Awards.
Subject to the terms of the Plan, in particular Section 14.6.3, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards will be entitled to receive a payout on the number of Common Shares or cash value earned under the Performance-Based Awards by such Grantee over such Performance Period.

14.4	Form and Timing of Payment of Performance-Based Awards.
Payment of earned Performance-Based Awards will be made in the manner described in the applicable Award Agreement as determined by the Committee. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in the form of cash or Common Shares (or a combination thereof) equal to the value of such earned Performance-Based Awards and will pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment will occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends. Any Common Shares paid out under such Performance-Based Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Performance-Based Awards will be set forth in the Award Agreement therefor.

14.5	Performance Conditions.
The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m) will be exercised by the Committee and not by the Board.

14.6	Performance-Based Awards Granted to Designated Covered Employees.
If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Grantee should constitute “qualified performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award will be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 14.6.

14.6.1	Performance Goals Generally.
The performance goals for Performance-Based Awards will consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 14.6. Performance goals will be objective and will otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards will be granted, exercised and/or settled upon achievement of any single performance goal or of two or more performance goals. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

14.6.2	Timing For Establishing Performance Goals.
Performance goals for any Performance-Based Award will be established not later than the earlier of (a) 90 days after the beginning of any Performance Period applicable to such Award, and (b) the date on which 25% of any Performance Period applicable to such Award has expired, or at such other date as may be required or permitted for compensation payable to a Covered Employee to constitute Performance-Based Compensation.

14.6.3	Payment of Awards; Other Terms.
Payment of Performance-Based Awards will be in cash, Common Shares, or other Awards, including an Award that is subject to additional Service-based vesting, as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a payment otherwise to be made in connection with such Awards. The Committee will specify the circumstances in which such Performance-Based Awards will be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards. In the event payment of the Performance-Based Award is made in the form of another Award subject to Service-based vesting, the Committee will specify the circumstances in which the payment Award will be paid or forfeited in the event of a termination of Service.

14.6.4	Performance Measures.
The performance goals upon which the payment or vesting of a Performance-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be conditioned will be limited to the following Performance Measures, with or without adjustment:
(a) net earnings or net income;
(b) operating earnings or operating income;
(c) pre-tax earnings or after-tax earnings;
(d) earnings per share (basic or diluted);
(e) share price, including growth measures and total shareholder return;
(f) earnings before interest and taxes;
(g) earnings before or after interest, taxes, depreciation, and/or amortization;
(h) earnings before or after interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following: equity-based compensation expense; income from discontinued operations;

gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; impairment charges; gain or loss related to investments; sales and use tax settlement; gain on non-monetary transaction; or other extraordinary or special items or book value per share (which may exclude nonrecurring items);
(i) sales or revenue, revenue growth or rate of revenue growth, whether in general, by type of product or service, or by type of customer;
(j) gross or operating profit or margin;
(k) return measures, including return on assets, return on invested capital, return on investment, return on equity, return on sales or return on revenue;
(l) cash flow (before or after dividends), including: operating cash flow; free cash flow (defined as earnings before interest, taxes, depreciation and/or amortization, as adjusted to exclude any one or more of the items that may be excluded pursuant to the Performance Measure specified in Section 14.6.4(h) less capital expenditures); levered free cash flow (defined as free cash flow less interest expense); cash flow return on equity; cash flow return on investment (discounted or otherwise); cash flow in excess of cost of capital; or cash flow per share (before or after dividends);
(m) productivity measures, consisting of one or more objective goals based on meeting specified expense targets, market share, rental income, move-in activity, or occupancy levels;
(n) financial ratios as provided in credit agreements of the Company and its Subsidiaries;
(o) working capital targets;
(p) funds from operation (FFO);
(q) funds available for distribution (FAD);
(r) intrinsic business value;
(s) implementation or completion of critical or strategic projects, acquisitions, divestitures or processes;
(t) economic value created;
(u) operational efficiency measures, including the ratio of earnings to fixed charges or cost targets, reductions or savings;
(v) strategic business criteria, consisting of one or more objective goals based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, litigation supervision and information technology objectives; or
(w) any combination of any of the foregoing performance measures.
Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company and its Subsidiaries and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units of the Company, any Subsidiary, and/or any other Affiliate, as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in Section 14.6.4(e) above for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee also will have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 14.

14.6.5	Evaluation of Performance.
The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating or non-recurring items; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, such inclusions or exclusions will be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

14.6.6	Adjustment of Performance-Based Compensation.
The Committee will have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Code Section 162(m) for deductibility.

14.6.7	Committee Discretion.
In the event that Applicable Laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee will have sole discretion to make such changes without obtaining shareholder approval, provided that the exercise of such discretion will not be inconsistent with the requirements of Code Section 162(m). In addition, in the event that the Committee determines that it is advisable to grant Awards that will not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.6.4.

14.7	Status of Awards Under Code Section 162(m).
It is the intent of the Company that Performance-Based Awards under Section 14.6 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and the regulations promulgated thereunder will, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of Section 14.6, including the definitions of Covered Employee and other terms used therein, will be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any agreement relating to any such Performance-Based Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

15. PARACHUTE LIMITATIONS
If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment, or benefit under the Plan will be reduced or eliminated:
(a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and
(b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.
The Company will accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Shares, Restricted Share Units or Deferred Share Units, then by reducing or eliminating any other remaining Parachute Payments.

16. REQUIREMENTS OF LAW

16.1	General.
The Company will not be required to offer, sell or issue any Common Shares under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such Common Shares would constitute a violation by the Grantee, the Company or an Affiliate, or any other person, of any provision of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of any Common Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of Common Shares in connection with any Award, no Common Shares may be offered, issued or sold to the Grantee or any other person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification will have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby will in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in Common Shares or the delivery of any Common Shares underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the Common Shares subject to such Award, the Company will not be required to offer, sell or issue such Common Shares unless the Committee will have received evidence satisfactory to it that the Grantee or any other person exercising such Option or SAR or accepting delivery of such shares may acquire such Common Shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee will be final, binding, and conclusive. The Company may register, but will in no event be obligated to register, any Common Shares or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company will not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of Common Shares or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in Common Shares will not be exercisable until the Common Shares subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply will be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2	Rule 16b-3.
During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action will be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and will not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.

17. EFFECT OF CHANGES IN CAPITALIZATION

17.1	Changes in Common Shares.
If the number of outstanding Common Shares is increased or decreased or the Common Shares are changed into or exchanged for a different number of shares or kind of equity shares or other securities of the Company on account of any recapitalization, reclassification, share split, reverse share split, spin-off, combination of shares, exchange of shares, share dividend or other distribution payable in equity shares, or other increase or decrease in Common Shares effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of equity shares for which grants of Options and other Awards may be made under the Plan, including the share limits set forth in Section 6.2, will be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of equity shares for which Awards are outstanding will be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs will not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but will include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company will not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 will, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of Common Shares subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding SARs as required to reflect such distribution.

17.2	Reorganization in Which the Company Is the Surviving Entity That Does not Constitute a Change in Control.
Subject to Section 17.3, if the Company will be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities that does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan will pertain to and apply to the securities to which a holder of the number of Common Shares subject to such Option or SAR would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter will be the same as the aggregate Option Price or SAR Price of the Common Shares remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement or in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to such Award will apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger or consolidation. In the event of any reorganization, merger or consolidation of the Company referred to in this Section 17.2, Performance-Based Awards will be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of Common Shares subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger or consolidation.

17.3	Change in Control in which Awards are not Assumed.
Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Shares, Restricted Share Units, Deferred Share Units, Dividend Equivalent Rights or Other Equity-Based Awards are not being assumed or continued, the following provisions will apply to such Award, to the extent not assumed or continued:
(a) in each case with the exception of Performance-Based Awards, all outstanding Restricted Shares will be deemed to have vested, all Restricted Share Units and Deferred Share Units will be deemed to have vested and the Common Shares subject thereto will be delivered, and all Dividend Equivalent Rights will be deemed to have vested and the Common Shares subject thereto will be delivered, immediately prior to the occurrence of such Change in Control, and either of the following two actions will be taken:
(i) 15 days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder will become immediately exercisable and will remain exercisable for a period of 15 days, which exercise will be effective upon such consummation; or
(ii) the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Shares, Restricted Share Units, Deferred Share Units and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Shares, Restricted Share Units, Deferred Share Units and Dividend Equivalent Rights (for Common Shares subject thereto), equal to the formula or fixed price per share paid to holders of Common Shares pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of Common Shares subject to such Options or SARs (the “Award Shares”) multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of Common Shares pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Award Shares.
(b) For Performance-Based Awards, if less than half of the Performance Period has lapsed, such Awards will be treated as though target performance has been achieved immediately prior to the occurrence of the Change in Control. If at least half the Performance Period has lapsed, actual performance to date will be determined as of a date reasonably proximal to the date of consummation of the Change in Control as determined by the Committee in its sole discretion, and that level of performance thus determined will be treated as achieved immediately prior to occurrence of the Change in Control. For purposes of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Awards will be treated as though target performance has been achieved. After application of this Section 17.3(b), if any Awards arise from application of this Section 17, such Awards will be settled under the applicable provision of Section 17.3(a).
(c) Other Equity-Based Awards will be governed by the terms of the applicable Award Agreement.
With respect to the Company’s establishment of an exercise window, (A) any exercise of an Option or SAR during the 15-day period referred to above will be conditioned upon the consummation of the applicable Change in Control and will be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs will terminate. The Committee will send notice of an event that will result in such a termination to all natural persons and entities who hold Options and SARs not later than the time at which the Company gives notice thereof to its shareholders.

17.4	Change in Control in which Awards are Assumed.
Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Shares, Restricted Share Units, Deferred Share Units, Dividend Equivalent Rights or Other Equity-Based Awards are being assumed or continued, the following provisions will apply to such Award, to the extent assumed or continued:
The Plan and the Options, SARs, Restricted Shares, Restricted Share Units, Deferred Share Units, Dividend Equivalent Rights and Other Equity-Based Awards granted under the Plan will continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Restricted Shares, Restricted Share Units, Deferred Share Units, Dividend Equivalent Rights

and Other Equity-Based Awards, or for the substitution for such Options, SARs, Restricted Shares, Restricted Share Units, Deferred Share Units, Dividend Equivalent Rights and Other Equity-Based Awards of new common share options, share appreciation rights, restricted share, common restricted share units, common deferred share units, dividend equivalent rights and other equity-based awards relating to the equity of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common shares) and option and share appreciation rights exercise prices. In the event an Award is assumed, continued or substituted upon the consummation of any Change in Control and the employment of such Grantee with the Company or an Affiliate is terminated without Cause within two years following the consummation of such Change in Control, such Award will be fully vested and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee will determine.

17.5	Adjustments
Adjustments under this Section 17 related to Common Shares or other securities of the Company will be made by the Committee, whose determination in that respect will be final, binding and conclusive. No fractional shares or other securities will be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment will be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 17.1, 17.2, 17.3 and 17.4. This Section 17 will not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event involving the Company that is not a Change in Control.

17.6	No Limitations on Company.
The making of Awards pursuant to the Plan will not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.

18. GENERAL PROVISIONS

18.1	Disclaimer of Rights.
No provision in the Plan or in any Award or Award Agreement will be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company an Affiliate either to increase or decrease the compensation or other payments to any natural person or entity at any time, or to terminate any employment or other relationship between any natural person or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan will be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan will be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2	Nonexclusivity of the Plan.
Neither the adoption of the Plan nor the submission of the Plan to the shareholders of the Company for approval will be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

18.3	Withholding Taxes.

The Company or an Affiliate, as the case may be, will have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any Common Shares upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee will pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of Common Shares subject to an Award, the Grantee will pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or an Affiliate to withhold Common Shares otherwise issuable to the Grantee or (b) by delivering to the Company or an Affiliate Common Shares already owned by the Grantee. The Common Shares so withheld or delivered will have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the Common Shares used to satisfy such withholding obligation will be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy such Grantee’s withholding obligation only with Common Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of Common Shares that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of Common Shares pursuant to such Award, as applicable, may not exceed such number of Common Shares having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of Common Shares; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee has full discretion to choose, or to allow a Grantee to elect, to withhold a number of Common Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding amount(s) in such Grantee’s relevant tax jurisdictions). Notwithstanding Section 2.23 or this Section 18.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 18.3, for any Common Shares subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares will be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date), so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

18.4	Captions.
The use of captions in the Plan or any Award Agreement is for convenience of reference only and will not affect the meaning of any provision of the Plan or such Award Agreement.

18.5	Construction.
Unless the context otherwise requires, all references in the Plan to “including” will mean “including without limitation.”

18.6	Other Provisions.
Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

18.7	Number and Gender.
With respect to words used in the Plan, the singular form will include the plural form and the masculine gender will include the feminine gender, as the context requires.

18.8	Severability.
If any provision of the Plan or any Award Agreement will be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof will be severable and enforceable in accordance with their terms, and all provisions will remain enforceable in any other jurisdiction.

18.9	Governing Law.
The validity and construction of the Plan and the instruments evidencing the Awards hereunder will be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.10	Code Section 409A.

The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be in compliance with Code Section 409A. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A will not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Grantee’s termination of “separation from service” (as defined for purposes of Code Section 409A) will instead be paid on the first payroll date after the six-month anniversary of the Grantee’s separation from service (or the Grantee’s death, if earlier).
Furthermore, notwithstanding anything to the contrary in the Plan, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or Common Shares subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or Common Shares if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery will occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph will in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.
Notwithstanding the foregoing, neither the Company, any Affiliate nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Section 409A of the Code and neither the Company, any Affiliate nor the Committee will have any liability to any Grantee for such tax or penalty.

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To record adoption of the amended and restated Plan by the Board as of February 23, 2017, the Company has caused its authorized officer to execute the Plan.

AMERICAN HOMES 4 RENT

By:	/s/Sara Vogt-Lowell
Title:	Chief Legal Officer